EXHIBIT 23.2




             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 33-81644, 33-83752, 33-59689, 33-62965, 333-07695, 333-00635,
333-33279, 333-36665, 333-45825, 333-48059, 333-57731, 333-64441 and 333-68443);
Form S-4 Nos. 333-53749 and 333-53637, insofar as it relates to Post-Effective Amendment No. 1 to Form S-8 filed on June 26, 1998; and Form S-8 Nos. 2-78161, 33-34635, 33-48209, 33-88856, 333-02667, 333-45801 and 333-48067) of Omnicare,
Inc. and in the related Prospectus of our report dated March 6, 1998, with respect to the consolidated financial statements of CompScript, Inc. as of December 31, 1997 and for each of the two years in the period ended
December 31, 1997 included in this Annual Report (Form 10-K) for the year ended December 31, 1998.


/s/ Ernst & Young LLP
---------------------
West Palm Beach, Florida
March 30, 1999